Exhibit 4.16
Form of Fifteenth Supplemental Indenture
GRUPO TELEVISA, S.A.B.,
as Issuer,
THE BANK OF NEW YORK MELLON,
as Trustee, Registrar, Paying Agent
and Transfer Agent
and
THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.
as Luxembourg Paying Agent,
Transfer Agent and Listing Agent

FIFTEENTH SUPPLEMENTAL INDENTURE
Dated as of       , 2010

Supplementing the Trust Indenture
Dated as of August 8, 2000

U.S.$600,000,000 6.625% Senior Exchange Notes due 2040

     FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of the       day of           , 2010, between GRUPO TELEVISA, S.A.B., a publicly traded limited liability stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States (the “Issuer” or the “Company”), THE BANK OF NEW YORK MELLON, a New York banking corporation, having its Corporate Trust Office located at 101 Barclay Street, New York, New York 10286, as trustee (the “Trustee”), registrar (“Registrar”), paying agent (“Paying Agent”) and transfer agent (“Transfer Agent”), and THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., a bank duly incorporated and existing under the laws of Luxembourg, as paying agent, transfer agent and listing agent (a “Paying Agent”, “Transfer Agent” and “Listing Agent”, as the case may be);
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of August 8, 2000 (the “Original Indenture” and, together with the First Supplemental Indenture dated as of August 8, 2000, the Second Supplemental Indenture dated as of January 19, 2001, the Third Supplemental Indenture dated as of September 13, 2001, the Fourth Supplemental Indenture dated as of March 11, 2002, the Fifth Supplemental Indenture dated as of March 8, 2002, the Sixth Supplemental Indenture dated as of July 31, 2002, the Seventh Supplemental Indenture dated as of March 18, 2005, the Eighth Supplemental Indenture dated as of May 26, 2005, the Ninth Supplemental Indenture dated as of September 6, 2005, the Tenth Supplemental Indenture dated as of May 9, 2007, the Eleventh Supplemental Indenture dated as of August 24, 2007, Twelfth Supplemental Indenture dated as of May 12, 2008, the Thirteenth Supplemental Indenture dated as of August 21, 2008, the Fourteenth Supplemental Indenture dated as of November 30, 2009 and this Fifteenth Supplemental Indenture, the “Indenture”) providing for the issuance by the Company from time to time of its senior debt securities to be issued in one or more series (in the Original Indenture and herein called the “Securities”);
     WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee, on         , 2010, this Fifteenth Supplemental Indenture to the Original Indenture in order to establish the form and terms of, and to provide for the creation and issue of, Securities to be designated as the “6.625% Senior Exchange Notes due 2040” under the Original Indenture in the aggregate principal amount of U.S.$600,000,000 subject to Section 202 hereof;
     WHEREAS, Section 901 of the Original Indenture provides, among other things, that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, without the consent of any Holders, may enter into an indenture supplemental to the Original Indenture to establish the terms of Securities of any series as permitted by Sections 201 and 301 of the Original Indenture; and
     WHEREAS, all things necessary to make the Securities, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this Fifteenth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;
     NOW, THEREFORE, This FIFTEENTH SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of the series of Securities designated as the “6.625% Senior Exchange Notes due 2040” and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Fifteenth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I
DEFINITIONS AND OTHER
PROVISIONS OF GENERAL APPLICATION
Section 101. Definitions.
     Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of DTC, Euroclear or Clearstream Banking, as the case may be, that apply to such transfer or exchange.
     “Clearstream Banking” shall mean Clearstream Banking, société anonyme (formerly Cedelbank) or any successor.
     “Depositary” shall mean DTC or its nominee, or any other depositary appointed by the Company, provided, however, that such depositary shall have an address in the Borough of Manhattan, in the City of New York.
     “DTC” shall mean The Depository Trust Company.
     “Euroclear” shall mean the Euroclear System or any successor.
     “Global Securities” or “Global Security” shall have the meaning assigned to it in Section 203 hereof.
     “Interest Payment Date” shall have the meaning assigned to it in Section 206 hereof.
     “Mexican GAAP” shall mean, with respect to the Notes, Normas de Información Financiera aplicables en México (Financial Reporting Standards in Mexico) and the accounting principles and policies of the Company and its Restricted Subsidiaries, in each case in effect as of the date of the Fourteenth Supplemental Indenture.
     “Notes” shall mean the Company’s 6.625% Senior Exchange Notes due 2040.
     “Remaining Scheduled Payments” shall mean, with respect to the Notes, the remaining scheduled payments of principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption.
     “Securities” shall mean the Notes.
     “Securities Act” shall mean the United States Securities Act of 1933, as amended.
Section 102. Section References.
     Each reference to a particular Section set forth in this Fifteenth Supplemental Indenture shall, unless the context otherwise requires, refer to this Fifteenth Supplemental Indenture.

ARTICLE II
TITLE AND TERMS OF THE SECURITIES
Section 201. Title of the Securities.
     The title of the Securities of the series established hereby is the “6.625% Senior Exchange Notes due 2040”.
Section 202. Amount and Denominations.
     The aggregate original principal amount of the Notes which may be authenticated and delivered under this Fifteenth Supplemental Indenture is limited to U.S.$600,000,000, except for Securities of such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Section 305, 306, 904 or 1107 of the Original Indenture; provided, however, that the Notes may be reopened, without the consent of the Holders thereof, for issuance of additional Securities of the same series.
Section 203. Registered Securities.
     The certificates for the Notes shall be Registered Securities in global form and shall be in substantially the forms attached hereto as Exhibit A (the “Global Security”).
Section 204. [INTENTIONALLY OMITTED]
Section 205. Stated Maturity.
     The Stated Maturity of the Notes on which the principal thereof is due and payable shall be January 15, 2040.
Section 206. Interest.
     The principal of the Notes shall bear interest from November 30, 2009 or, after the first Interest Payment Date, the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on January 15 and July 15 of each year, commencing on July 15, 2010, to the Persons in whose names the Notes (or one or more Predecessor Securities) are registered at the close of business on the fifteenth calendar day preceding such Interest Payment Date. Interest payable at maturity will be payable to the person to whom principal is payable on that date. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or Maturity would otherwise be a day that is not a Business Day (as defined in the Original Indenture), the related payment of principal, interest, premium and Additional Amounts will be made on the next succeeding Business Day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the period from and after the Interest Payment Date or Maturity, as the case may be, to the next succeeding Business Day. Payments postponed to the next Business Day in this situation will be treated as if they were made on the original due date and postponement of this kind will not result in an Event of Default under the Notes, the Indenture or this Fifteenth Supplemental Indenture.
     Interest on the Notes will accrue at the rate of 6.625% per annum, until the principal thereof is paid or made available for payment.

Section 207. Registration, Transfer and Exchange.
     The principal of, interest, premium and Additional Amounts on the Notes shall be payable and the Notes may be surrendered or presented for payment, the Notes may be surrendered for registration of transfer or exchange, and notices and demands to or upon the Company in respect of the Notes and the Indenture may be served, at the office or agency of the Company maintained for such purposes in The City of New York, State of New York, and so long as any Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, a Paying Agent and a Transfer Agent with a specified office in Luxembourg, from time to time; provided, however, that at the option of the Company payment of interest on either series may be made by check mailed to the address of the Persons entitled thereto, as such addresses shall appear in the Security Register.
     The Company hereby initially appoints the Trustee at its office in The City of New York as the Registrar, a Paying Agent and a Transfer Agent under the Indenture and the Trustee, by its execution hereof, accepts such appointment; provided, however, that (subject to Section 1002 of the Indenture) the Company may at any time remove the Trustee at its office or agency in The City of New York designated for the foregoing purposes and may from time to time designate one or more other offices or agencies for the foregoing purposes and may from time to time rescind such designations. The Company hereby initially appoints The Bank of New York Mellon (Luxembourg) S.A. at its office at Aerogolf Center, 1A Hoehenhof, L- 1736 Senningerberg, Luxembourg, to act as a Luxembourg Paying Agent, Transfer Agent and Listing Agent under the Indenture and The Bank of New York Mellon (Luxembourg) S.A. by its execution hereof, hereby accepts such appointment. The Trustee, the Registrar, each Paying Agent and Transfer Agent shall keep copies of the Indenture available for inspection and copying by holders of the Notes during normal business hours at their respective offices.
     Notwithstanding the foregoing, a Holder of U.S.$10 million or more in aggregate principal amount of certificated Notes on a Regular Record Date shall be entitled to receive interest payments, if any, on any Interest Payment Date, other than an Interest Payment Date that is also the date of Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 calendar days prior to the applicable Interest Payment Date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder. Any interest not punctually paid or duly provided for on a certificated note on any Interest Payment Date other than the date of Maturity will cease to be payable to the Holder of the Note as of the close of business on the related record date and may either be paid (1) to the person in whose name the certificated note is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by the Company, written notice of which will be given to the holders of the notes not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.
Section 208. Redemption of the Securities.
     The Notes are redeemable by the Company pursuant to Sections 1008 and 1009 of the Original Indenture in accordance with Article Eleven thereof.
Section 209. Denominations.
     Interests in the Notes shall be in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Section 210. Currency.
     The interest, premium, if any, Additional Amounts, if any, and principal on the Notes shall be payable only in Dollars.
Section 211. Applicability of Certain Indenture Provisions.
     All Sections of the Original Indenture shall apply to the Notes, except for Articles Twelve, Thirteen and Fourteen.
Section 212. Security Registrar and Paying Agent.
     The Trustee shall be Security Registrar and the initial Paying Agent and initial Transfer Agent for the Notes (subject to the Company’s right (subject to Section 1002 of the Indenture) to remove the Trustee as such Paying Agent and or Transfer Agent with respect to each series and or, from time to time, to designate one or more co-registrars and one or more other Paying Agents and Transfer Agents and to rescind from time to time any such designations), and The City of New York is designated as a Place of Payment for the Notes. The Company shall maintain a Paying Agent and Transfer Agent in Luxembourg for so long as any Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF.
Section 213. Global Securities.
     Form of Securities. The Notes may be issued in whole or in part in the form of one or more Global Securities in fully registered form. No Notes will be issued in bearer form. The initial Depositary for the Global Securities of each series shall be DTC, and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Notes from time to time.
     Each Global Security authenticated under this Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefore, and each such Global Security shall constitute a single Security for all purposes of this Indenture.
     Notwithstanding any other provision in this Indenture or the Securities, no Global Security may be exchanged, in whole or in part for certificated Notes, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person, other than the Depositary or a nominee thereof unless (A) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or (B) the Depositary has ceased to be a clearing agency registered under the Exchange Act, or (C) there shall have occurred and be continuing an Event of Default with respect to such Global Security or (D) the Company in its sole discretion determines that the Global Securities (in whole not in part) should be exchanged for certificated Notes and delivers a written notice to such effect to the Trustee; provided, however, that interests in the Regulation S Security will not be exchangeable for certificated Notes until expiration of the Restricted Period and receipt of certification of non-U.S. beneficial ownership. Any Global Security exchanged pursuant to Clause (A) or (B) above shall be so exchanged in whole and not in part and any Global Security exchanged pursuant to Clause (C) above may be exchanged in whole or from time to time in part in the manner directed by the Depositary. In the event of the occurrence of any of the events specified in this paragraph, the Company will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form, without interest coupons.
     If the Company issues the Notes in certificated registered form, so long as the notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF, the Company will maintain a paying agent and a transfer agent in Luxembourg. The Company will also publish a notice in Luxembourg in a leading newspaper having general circulation in Luxembourg (which is expected to be d’Wort). The Company will also publish a notice in Luxembourg in a leading newspaper having general circulation in Luxembourg if any change is made in the Paying Agent or the Transfer Agent in Luxembourg.
     Upon any exchange, the certificated Notes shall be issued in definitive, fully-registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Security or portion thereof to be so exchanged and shall be registered in such names and be in such denominations as the Depositary shall designate. Any Global Security to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Security Registrar. With regard to any Global Security to be exchanged in part, either such Global Security shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Security, the principal thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of any appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Security issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.
     The provisions of the “Operating Procedures of the Euroclear System” and the “Terms and Conditions Governing Use of Euroclear” and the “Management Regulations” and “Instructions to Participants” of Clearstream Banking, respectively, shall be applicable to any Global Security insofar as interests in such Global Security are held by the agent members of Euroclear or Clearstream Banking. Account holders or participants in Euroclear and Clearstream Banking shall have no rights under the Indenture with respect to such Global Security, and the Depositary or its nominee may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between DTC and its agent members, the operation of customary practices governing the exercise of the rights of a holder of any Security.
Section 214. [INTENTIONALLY OMITTED]
Section 215. Sinking Fund.
     The Notes shall not be subject to any sinking fund or similar provision and shall not be redeemable at the option of the holder thereof.
Section 216. Conversion; Exchange.
     The Notes shall not be convertible into Common Stock.
Section 217. Amendments.
     This Supplemental Indenture may be amended by the Company without the consent of any holder of the Notes in order for the restrictions on transfer contained herein to be in compliance with applicable law or the Applicable Procedures.
Section 218. Applicable Procedures.
     Notwithstanding anything else herein, the Company shall not be required to permit a transfer to a Global Security that is not permitted by the Applicable Procedures.
Section 219. Paying and Transfer Agent.
     The Bank of New York Mellon (Luxembourg) S.A. agrees that the provisions of Section 1003 of the Original Indenture shall be binding on it as Luxembourg Paying Agent and Transfer Agent.
ARTICLE III
MISCELLANEOUS PROVISIONS
     The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Fifteenth Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     Except as expressly amended hereby, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed.
     This Fifteenth Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided. This Fifteenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.
     This Fifteenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed as of the day and year first above written.

GRUPO TELEVISA, S.A.B., as Issuer
By:
Name:	Salvi Folch Viadero
Title:	Chief Financial Officer

By:
Name:	Joaquín Balcárcel Santa Cruz
Title:	Vice President — Legal and General Counsel
Company’s Fifteenth Supplemental Indenture Signature Page

THE BANK OF NEW YORK MELLON, As Trustee, Registrar, Paying Agent and Transfer Agent
BY
Name:
Title:
BoNY Mellon Fifteenth Supplemental Indenture Signature Page

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., As Luxembourg Paying Agent and Transfer Agent and Listing Agent
BY
Name:
Title:
BoNY Mellon (Luxembourg) Fifteenth Supplemental Indenture Signature Page

EXHIBIT A

No. 1 CUSIP No. [•]	U.S. $
Grupo Televisa, S.A.B.
6.625% Senior Exchange Note due 2040
          Grupo Televisa, S.A.B., a publicly-traded limited liability company (sociedad anónima bursátil), organized under the laws of the United Mexican States (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay Cede & Co., or registered assigns, the principal sum of          million U.S. dollars (U.S.$      ) on January 15, 2040 and to pay interest thereon from November 30, 2009 or from the most recent date to which interest has been paid or provided for, semiannually on January 15 and July 15, in each year (each, an “Interest Payment Date”), commencing July 15, 2010 at the rate of 6.625% per annum, until the principal hereof is paid or made available for payment. Interest on this Note shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable and paid or provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding such Interest Payment Date. Any such interest which is payable, but is not paid or provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes of this Series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.
          Payment of principal, interest, Additional Amounts and any other amounts due on this Note will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that payment to DTC or any successor Depositary may be made by wire transfer to the account designated by DTC or such successor Depositary in writing.
          This Note is a global Security issued on the date hereof which represents U.S.$        of the principal amount of the Company’s 6.625% Senior Exchange Notes due 2040. This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”) issued and to be issued in one series under an Indenture dated as of August 8, 2000, as supplemented by the first supplemental indenture dated as of August 8, 2000, the second supplemental indenture dated as of January 19, 2001, the third supplemental indenture dated as of September 13, 2001, the fourth supplemental indenture dated as of March 11, 2002, the fifth supplemental indenture dated as of March 8, 2002, the sixth supplemental indenture dated as of July 31, 2002, the seventh supplemental indenture dated as of March 18, 2005, the eighth supplemental indenture dated as of May 26, 2005, the ninth supplemental indenture dated as of September 6, 2005, the tenth supplemental indenture dated May 9, 2007, the eleventh supplemental indenture dated as of August 24, 2007, the twelfth supplemental indenture dated as of May 12, 2008, the thirteenth supplemental indenture dated as of August 21, 2008, and the fourteenth supplemental indenture dated as of November 30, 2009 (herein called, together with the Fifteenth Supplemental Indenture referred to below and all other indentures supplemental thereto, the “Indenture”) between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture) to the aggregate principal amount specified in the Fifteenth Supplemental Indenture between the Company, The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg Paying Agent, Transfer Agent and Listing Agent, dated as of        , 2010, establishing the terms of the Notes pursuant to the Indenture (the “Fifteenth Supplemental Indenture”).
          If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series affected thereby. For all purposes of the Indenture, holders of the Notes issued under the Fifteenth Supplemental Indenture will vote together with the holders of the Notes issued pursuant to the Fourteenth Supplemental Indenture who do not exchange such Notes for new Notes pursuant to the exchange offer being consummated pursuant to the terms of the Registration Rights Agreement that were attached as Exhibit F to the Fourteenth Supplemental Indenture, as single series of Notes.
          The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such Notes.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.
          As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for the purpose in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
          The Notes are issuable in book-entry fully registered form without coupons in minimum denominations of U.S$2,000, and integral multiples of U.S.$1,000 as specified in the Fifteenth Supplemental Indenture establishing the terms of the Notes and as more fully provided in the Original Indenture. As provided in the Original Indenture, and subject to certain limitations set forth in the Original Indenture and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this Series in different authorized denominations, as requested by the Holders surrendering the same.
          No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.
          Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
          The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligation under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.
          This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any provisions relating to conflicts of laws other than Section 5-1401 of the New York General Obligations Law.
          All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
          Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

GRUPO TELEVISA, S.A.B.

Attest:		By:
	Name: Ricardo Maldonado Yáñez		Name: Jorge Lutteroth Echegoyen
	Title: Secretary of the Board of Directors of Grupo Televisa, S.A.B.		Title: Vice President and Corporate Controller

By:
Name: Salvi Folch Viadero
Title: Chief Financial Officer
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
          This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: , 2010	The Bank of New York Mellon, as Trustee
By:
Signature Page to the Exchange Note

FORM OF REVERSE OF SECURITY
          This Note is one of a duly authorized issue of Notes of the Company designated as its 6.625% Senior Exchange Notes due 2040 (hereinafter called the “Notes”), limited in aggregate principal amount to U.S.$600,000,000 issued and to be issued under a Fifteenth Supplemental Indenture, dated as of      , 2010 (hereinafter called the “Fifteenth Supplemental Indenture”), among the Company, The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent and Transfer Agent and Listing Agent.
          Additional Amounts. All payments of amounts due in respect of the Notes by the Company will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Mexico any political subdivision thereof or any agency or authority of or in Mexico (“Taxes”) unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration thereof. In that event, the Company will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the Holders after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes, in the absence of such withholding or deduction, which Additional Amounts shall be due and payable when the amounts to which such Additional Amounts relate are due and payable; except that no such Additional Amounts shall be payable with respect to:
(i) any Taxes which are imposed on, or deducted or withheld from, payments made to the Holder or beneficial owner of a Note by reason of the existence of any present or former connection between the Holder or beneficial owner of the Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, corporation or partnership) and Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) (including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (x) being or having been a citizen or resident thereof, (y) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (z) being or having been present or engaged in trade or business therein) other than the mere holding of such Note or the receipt of amounts due in respect thereof;
(ii) any estate, inheritance, gift, sales, stamp, transfer or personal property Tax;
(iii) any Taxes that are imposed on, or withheld or deducted from, payments made to the Holder or beneficial owner of a Note to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such Holder or beneficial owner of such Note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) of the Holder or beneficial owner of such Note if (x) such compliance is required or imposed by a statute, treaty, regulation, rule, ruling or administrative practice in order to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes, and (y) at least 60 days prior to the first payment date with respect to which the Company shall apply this clause (iii), the Company shall have notified all the Holders of Notes, in writing, that such Holders or beneficial owners of the Notes will be required to provide such information or documentation;
(iv) any Taxes imposed on, or withheld or deducted from, payments made to a Holder or beneficial owner of a Note at a rate in excess of the 4.9% rate of Tax in effect on the date hereof and uniformly applicable in respect of payments made by the Company to all Holders or beneficial owners eligible for the benefits of a treaty for the avoidance of double taxation to which Mexico is a party without regard to the particular circumstances of such Holders or beneficial owners (provided that, upon any subsequent increase in the rate of Tax that would be applicable to payments to all such Holders or beneficial owners without regard to their particular circumstances, such increased rate shall be substituted for the 4.9% rate for purposes of this clause (iv)), but only to the extent that (x) such Holder or beneficial owner has failed to provide on a timely basis, at the reasonable request of the Company (subject to the conditions set forth below), information, documentation or other evidence concerning whether such Holder or beneficial owner is eligible for benefits under a treaty for the avoidance of double taxation to which Mexico is a party if necessary to determine the appropriate rate of deduction or withholding of Taxes under such treaty or under any statute, regulation, rule, ruling or administrative practice, and (y) at least 60 days prior to the first payment date with respect to which the Company shall make such reasonable request, the Company shall have notified the Holders of the Notes, in writing, that such Holders or beneficial owners of the Notes will be required to provide such information, documentation or other evidence;
(v) to or on behalf of a Holder of a Note in respect of Taxes that would not have been imposed but for the presentation by such Holder for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to Additional Amounts in respect of such Taxes on presenting such Note for payment on any date during such 15-day period;
(vi) any withholding or deduction imposed on a payment to an individual required to be made pursuant to the European Council Directive 2003/48/EC (the “Directive”) or any law implementing or introduced in order to conform to, such Directive; or
(vii) any combination of (i), (ii), (iii), (iv), (v) or (vi) above (the Taxes described in clauses (i) through (vii), for which no Additional Amounts are payable, are hereinafter referred to as “Excluded Taxes”).
          Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in clauses (iii) and (iv) above shall not apply if (a) the provision of information, documentation or other evidence described in such clauses (iii) and (iv) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8BEN and W-9) or (b) Rule I.3.22.8 issued by the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit), or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (iii) and (iv) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule I.3.22.8 (or a substantially similar successor of such rule), the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule I.3.22.8 (or such other successor of such rule). In addition, such clauses (iii) and (iv) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a Holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.
          At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment (other than Additional Amounts payable on the date of the Indenture or Fourteenth Supplemental Indenture relating to such Notes), the Company will deliver to the relevant Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the relevant Trustee to pay such Additional Amounts to Holders on the payment date. Whenever either in the Indenture or such Supplemental Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
          Repurchase of Notes upon a Change of Control. The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes on the date of repurchase, plus accrued interest (if any) to the date of purchase. The Company is not required to make an Offer to Purchase following a Change of Control if a third party makes an Offer to Purchase that would be in compliance with the provisions described in this Section if it were made by the Company and such third party purchases (for the consideration referred to in the immediately preceding sentence) the Notes validly tendered and not withdrawn. Prior to the mailing of the notice to Holders and publishing such notice to Holders in a daily newspaper of general circulation in Luxembourg commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company, covenants to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit the repurchase of the Notes. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Notes pursuant to this covenant.
          Optional Redemption. The Company may redeem any of the Notes (the “Optional Redemption”) in whole or in part, at any time or from time to time prior to their maturity, upon not less than 30 nor more than 60 days’ prior notice of the date for such redemption (the “Redemption Date”) mailed by first class mail to each Holder’s registered address, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points (the “Make-Whole Amount”), plus in each case accrued and unpaid interest on the principal amount of the Notes to the Redemption Date.

          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of the selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.
          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
          “Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC or its affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefore another Primary Treasury Dealer.
          “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.
          On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Make-Whole Amount and (unless the Redemption Date shall be an interest payment date) accrued interest to the Redemption Date on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.
          The election of the Company to redeem the Notes shall be evidenced by a certificate (a “Make-Whole Redemption Certificate”) of an officer of the Company, which certificate shall be delivered to the Trustee. The Company shall, not less than 45 days nor more than 60 days prior to the Redemption Date, notify the Trustee in writing of such Redemption Date and of all other information necessary to the giving by the Trustee of notices of the Optional Redemption. The Trustee shall be entitled to rely conclusively upon the information so furnished by the Company in the Make-Whole Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery the Company shall be obligated to make the payment or payments to the Trustee referred to therein at least two Business Days prior to such Redemption Date.
          Notice of the Optional Redemption shall be given by the Trustee to the holders, in accordance with the provisions of Section 106 of the Original Indenture, upon the mailing by first-class postage prepaid to each holder at the address of such holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Redemption Date.
The notice of Optional Redemption shall state:
     (i) the Redemption Date;
     (ii) the Make-Whole Amount;
     (iii) the sum of all other amounts due to the holders under the Notes and the Indenture;
     (iv) that on the Redemption Date the Make-Whole Amount will become due and payable upon each such Note so to be redeemed;
     (v) the place or places, including the offices of our Paying Agent in Luxembourg, where such Notes so to be redeemed are to be surrendered for payment of the Make-Whole Amount; and
     (vi) the ISIN number of the Notes.
          Notice of the Optional Redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Make-Whole Amount therein specified. Upon surrender of any such Notes for redemption in accordance with such notice, such Notes shall be paid by the Paying Agent on behalf of the Company on the Redemption Date; provided that moneys sufficient therefor have been deposited with the Trustee for the holders.
          Notwithstanding anything to the contrary in the Indenture or in the Notes, if a Make-Whole Redemption Certificate has been delivered to the Trustee and the Company shall have paid to the Trustee for the benefit of the holders (i) the Make-Whole Amount and (ii) all other amounts due to the holders and the Trustee under the Notes and the Indenture, then neither the holders nor the Trustee on their behalf shall any longer be entitled to exercise any of the rights of the holders under the Notes other than the rights of the holders to receive payment of such amounts from the Paying Agent and the occurrence of an Event of Default whether before or after such payment by the Company to the Trustee for the benefit of the holders shall not entitle either the holders or the Trustee on their behalf after such payment to declare the principal of any Notes then outstanding to be due and payable on any date prior to the Redemption Date. The funds paid to the Trustee shall be used to redeem the Notes on the Redemption Date.
          Withholding Tax Redemption. The Notes are subject to redemption (“Withholding Tax Redemption”) at any time (a “Withholding Tax Redemption Date”), as a whole but not in part, at the election of the Company, at a redemption price equal to 100% of the unpaid principal amount thereof plus accrued and unpaid interest, if any, to and including the Withholding Tax Redemption Date (the “Withholding Tax Redemption Price”) if, as a result of (i) any change in or amendment to the laws, rules or regulations of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (ii) any amendment to or change in the rulings or interpretations relating to such laws, rules or regulations made by any legislative body, court or governmental or regulatory agency or authority

(including the enactment of any legislation and the publication of any judicial decision or regulatory determination) of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (iii) any official interpretation, application or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws, rules or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation, application or pronouncement is issued or announced, in each case, after the Closing Date, the Company has become or would become required to pay any Additional Amounts in excess of those attributable to Taxes that are imposed, deducted or withheld at a rate of 10% on or from any payments under the Notes.
          The election of the Company to redeem the Notes shall be evidenced by a certificate (a “Withholding Tax Redemption Certificate”) of a financial officer of the Company, which certificate shall be delivered to the Trustee. The Company shall, not less than 35 days nor more than 45 days prior to the Withholding Tax Redemption Date, notify the Trustee in writing of such Withholding Tax Redemption Date and of all other information necessary to the giving by the Trustee of notices of such Withholding Tax Redemption. The Trustee shall be entitled to rely conclusively upon the information so furnished by the Company in the Withholding Tax Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery the Company shall be obligated to make the payment or payments to the Trustee referred to therein at least two Business Days prior to such Withholding Tax Redemption Date.
          Notice of Withholding Tax Redemption shall be given by the Trustee to the Holders, in accordance with the provisions of Section 106 of the Original Indenture, upon the mailing by first-class postage prepaid to each Holder at the address of such Holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Withholding Tax Redemption Date.
          The notice of Withholding Tax Redemption shall state:
     (i) the Withholding Tax Redemption Date;
     (ii) the Withholding Tax Redemption Price;
     (iii) the sum of all other amounts due to the Holders under the Notes and the Indenture;
     (iv) that on the Withholding Tax Redemption Date the Withholding Tax Redemption Price will become due and payable upon each such Note so to be redeemed;
     (v) the place or places, including the offices of our Paying Agent in Luxembourg, where such Notes so to be redeemed are to be surrendered for payment of the Withholding Tax Redemption Price; and
     (vi) the ISIN number of the Notes.
          Notice of Withholding Tax Redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Withholding Tax Redemption Date, become due and payable at the Withholding Tax Redemption Price therein specified. Upon surrender of any such Notes for redemption in accordance with such notice, such Notes shall be paid by the Paying Agent on behalf of the Company on the Withholding Tax Redemption Date; provided that moneys sufficient therefor have been deposited with the Trustee for the Holders.

          Notwithstanding anything to the contrary in the Indenture or in the Notes, if a Withholding Tax Redemption Certificate has been delivered to the Trustee and the Company shall have paid to the Trustee for the benefit of the Holders (i) the Withholding Tax Redemption Price and (ii) all other amounts due to the Holders and the Trustee under the Notes and the Indenture, then neither the Holders nor the Trustee on their behalf shall any longer be entitled to exercise any of the rights of the Holders under the Notes other than the rights of the Holders to receive payment of such amounts from the Paying Agent and the occurrence of an Event of Default whether before or after such payment by the Company to the Trustee for the benefit of the Holders shall not entitle either the Holders or the Trustee on their behalf after such payment to declare the principal of any Notes then outstanding to be due and payable on any date prior to the Withholding Tax Redemption Date. The funds paid to the Trustee shall be used to redeem the Notes on the Withholding Tax Redemption Date.
          All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
          THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.